UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 30, 2012

ACTIVISION BLIZZARD, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15839	95-4803544
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

3100 Ocean Park Boulevard, Santa Monica, CA	90405
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (310) 255-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                          Other Events.

Activision Blizzard, Inc. (the “Company”) and Brian G. Kelly have agreed to extend Mr. Kelly’s employment as the Company’s Co-Chairman of the Board.  Mr. Kelly’s employment with the Company began in January, 1991.  Mr. Kelly and the Company entered into an employment agreement dated June 30, 2012 (the “Kelly Employment Agreement”) pursuant to which Mr. Kelly’s employment is anticipated to continue through at least June 30, 2016.

The terms of the Kelly Employment Agreement are designed to be consistent with the Company’s executive compensation philosophy, which is based on the following principles:  (1) attracting and retaining key executive talent; (2) providing compensation consistent with applicable benchmarks; (3) aligning the interests of our executives with those of our stockholders; (4) holding executives accountable for achievement of short- and long-term goals that are aligned to the Company’s strategy; and (5) avoidance of excessive risk taking.

For over twenty years, Mr. Kelly has had a strong track record of successfully delivering value to stockholders in the various positions he has held with the Company.  He is one of the longest serving executives in the interactive entertainment industry and continues to bring a wealth of knowledge and experience to the Company.  With the assistance of Mr. Kelly’s leadership, the Company has become the largest third-party interactive entertainment publisher in the world, having launched some of the best known and most successful video game franchises of the past two decades.  In fact, during Mr. Kelly’s tenure, the Company has overseen five $1 billion franchises and released some of the most critically acclaimed and commercially successful games of all time.  Over the past twenty years the Company’s total shareholder returns have increased at a double digit compound average annual growth rate and have outperformed the S&P 500.  The Company has also become the first third-party interactive entertainment publisher to pay cash dividends, which it has increased by approximately 10% each year.  During each of the past three years, the Company’s Call of Duty releases have set new five-day entertainment launch records based on retail sell through.  During the same period, the Company has evolved from a traditional video game company into one of the world’s leading interactive digital publishers and service providers with online services such as Activision Publishing’s Call of Duty Elite and Blizzard Entertainment’s Battle.net, as well as continuing to host the world’s most successful subscription-based massively multiplayer online game, World of Warcraft.   With the assistance of Mr. Kelly’s contributions, the Company’s strong performance continued during 2011 with new Company records for operating margins and earnings per share, as well as delivery of over $950 million of operating cash flow.  The Company ended 2011 with cash, cash equivalents and short-term investments of approximately $3.5 billion.

The Kelly Employment Agreement, the terms of which are described herein, is designed to align Mr. Kelly’s interests with those of the Company’s shareholders.  Mr. Kelly has agreed to a decrease in annual salary and any performance bonus to be paid to him will be in the sole discretion of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).  The majority of Mr. Kelly’s total potential compensation is in the form of performance-conditioned equity.  As explained more fully below, Mr. Kelly has been granted restricted stock units and performance shares, both of which are at risk if the Company’s performance is insufficient to achieve certain short- and long-term objectives that correspond to the Company’s overall strategy.  Moreover, the value of Mr. Kelly’s equity will naturally increase or decrease with the value of the Company’s stock.  Under the Kelly Employment Agreement, elements of Mr. Kelly’s compensation are designed to minimize excessive risk taking (e.g., multi-year future performance periods and multi-year vesting) and elements of his compensation will be subject to various policies, procedures and plans which are designed to discourage such risks (e.g., the Company’s clawback policy).  In addition, a substantial percentage of his compensation is tied to Company performance measured by non-GAAP free cash flow, non-GAAP diluted earnings per share and other measures of operating performance, in each case as described in the Kelly Employment Agreement.

Pursuant to the Kelly Employment Agreement, beginning June 30, 2012, Mr. Kelly’s annual base salary was decreased to $100,000.  Mr. Kelly is entitled to be considered each year for a bonus under the Company’s Corporate Annual Incentive Plan (the “CAIP”) based on the Company’s performance.  Whether or not Mr. Kelly receives a bonus under the CAIP for any year and, if so, the amount and form of such bonus will be determined by the Compensation Committee at its sole discretion.  Further, Mr. Kelly continues to be entitled to participate in all benefit plans generally available to our senior executive officers and we are required to continue to maintain a supplemental term life insurance policy in the amount of $6 million for the benefit of his estate until June 30, 2022.

As an inducement to continuing his employment through June 30, 2016 and to entering into the Kelly Employment Agreement, Mr. Kelly received a grant of 1,061,121 restricted stock units, each representing the right to receive one share of our Common Stock (“the RSUs”), the number of which was based on a fair market value on the date of grant equal to $12,500,000.  If, and only if, the Company’s non-GAAP gross profit (as described in the Kelly Employment Agreement) for 2012 is greater than or equal to $500,000,000, on March 15, 2013 the RSUs will immediately vest with respect to one third of the award (representing the twenty month-long vesting tranches between August 1, 2011 and March 1, 2013) and thereafter one-sixtieth of the award will vest on the first day of each month, with the exception of the final tranche, which will vest on the expiration date of the Kelly Employment Agreement.

In addition, Mr. Kelly received a grant of 2,122,241 performance shares, each representing the right to receive one share of our Common Stock (the “Performance Shares”).  The Kelly Employment Agreement provides that one-half of the Performance Shares (i.e., 1,061,121) with a fair market value on the date of grant of approximately $12,500,000 would be released upon achievement of target performance.  Above-target achievement of the applicable performance metric could result in the release of all of the Performance Shares (i.e., 2,122,241) with approximately twice the fair market value on the grant date.

•                  Seventy percent (70%) of the Performance Shares are subject to vesting conditions based upon our operating performance in overlapping two-year periods (i.e., 2011-2012, 2012-2013, 2013-2014 and 2014-2015).  With respect to 65% of those shares, our operating performance will be measured by reference to the Company’s non-GAAP diluted EPS over the relevant two-year period and, with respect to 35% of those shares, our operating performance will be measured by reference to the Company’s cumulative non-GAAP free cash flow over the relevant two-year period.  If actual performance is below 75% of target, no shares subject to the operating performance criteria will be earned.  For each measure, if actual performance is 75% of target, 75% of the target shares subject to the relevant operating performance criteria will be earned; if actual performance is 100% of target, 100% of the target shares subject to the operating performance criteria will be earned; if actual performance is 125% of target or above, all of the shares (i.e., 200% of the target shares) subject to the operating performance criteria will be earned.  If actual performance falls between two thresholds, the number of shares subject to the operating performance criteria that will be earned will be determined using straight-line interpolation.

•                  The remaining 30% of the Performance Shares also vest in overlapping two-year periods, other than the performance period for 2011-2012, which is measured from July 1, 2011 through December 31, 2012, based on our compound annual total shareholder return (“TSR”) between the average closing price of our Common Stock during the 30 days immediately preceding the commencement of the applicable performance period and the average closing price of our Common Stock during the 30 days immediately preceding the end of the applicable performance period, as compared to the TSR of the NASDAQ Composite measured over the same 30-day periods in each of the relevant performance periods and calculated in an analogous manner.  For each performance period, if our TSR is 20 percentage points or more below the TSR of the NASDAQ Composite, no shares subject to the TSR performance criteria will be earned; if our TSR is 10 percentage points below the TSR of the NASDAQ Composite, 50% of the target shares subject to the TSR performance criteria will be earned; if our TSR equals the TSR of the NASDAQ Composite, all of the target shares subject to the TSR performance criteria will be earned; if our TSR is 10 percentage points more than the TSR of the NASDAQ Composite, 150% of the target shares subject to the TSR performance criteria will be earned; and if our TSR is 20 percentage points more than the TSR of the NASDAQ Composite, all (200% of the target) of the Performance Shares subject to the TSR performance criteria will be earned. If actual performance falls between two thresholds, the number of shares subject to the TSR performance criteria that will be earned will be determined using straight-line interpolation.  In addition, to the extent that not all of the shares are earned, those missed shares may vest at the end of subsequent performance periods based on relative achievement of TSR measures, where the beginning average price of our Common Stock is measured by reference to the 30 day period beginning 30 days prior to the commencement of the performance period with respect to which such shares were missed.  None of the Performance Shares for the performance period for 2011-2012 will vest unless the Company’s non-GAAP gross profit (as described in the Kelly Employment Agreement) for 2012 is greater than or equal to $500,000,000.

Pursuant to the Kelly Employment Agreement, if there is a change in control (as defined in the Kelly Employment Agreement) during the term of his employment under the Kelly Employment Agreement or if Mr. Kelly is terminated without cause (as defined in the Kelly Employment Agreement) during the six months prior to a change in control, Mr. Kelly will be entitled to a cash bonus payable upon such change in control in an amount of at least the greater of (1) $15,000,000 and (2) fifty-percent (50%) of any comparable bonus paid to the Company’s Chief Executive Officer, Robert A, Kotick.

Pursuant to the Kelly Employment Agreement, until the first anniversary of the expiration of the term of his employment under the agreement, Mr. Kelly is restricted from soliciting the employment of anyone then-employed by us or our affiliates (or anyone who was employed by us or them during the then-most recent six-month period). In addition, Mr. Kelly is prohibited from competing with us during the term of his employment under the Kelly Employment Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 5, 2012

ACTIVISION BLIZZARD, INC.

	By:	/s/ Chris B. Walther
Chris B. Walther
Chief Legal Officer